Exhibit to Accompany
Item 77J
Form N-SAR
JohnsonFamily Funds, Inc.
(the "Funds")



In accordance to the provisions of Statement of Position 93 - 2 (SOP 93 - 2) "Determination,
Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital
Distributions by Investment
Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease)undistributed net investment income by
$2,521, $2,519, $(3,026) and $(22,306), increase
accumulated net realized gain or decrease accumulated net realized loss on investments and foreign currency transactions by $3, $5, $5,550 and $24,830 and decrease paid-in-capital by $2,524, $2,524, $2,524 and $2,524 for the
Intermediate Fixed Income Fund, Large Cap Equity
Fund, Small Cap Equity Fund and International
Equity Fund, respectively for the year ended
October 31, 1999.

The reclassification has no impact on the net asset value of the Fund and is designed to present the Funds' capital accounts on a tax basis.